SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

           -------------------------------------------------

                              FORM 8-K




                          CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934








                               July 1, 1997
                      -------------------------------
                      (Date of earliest event report)



                             WEYERHAEUSER COMPANY
           ------------------------------------------------------
             (Exact name of registrant as specified in charter)

        Washington              1-4825           91-0470860
       ------------            --------         ------------
      (State or other         (Commission       (IRS Employer
       jurisdiction of        File Number)      Identification
       incorporation or                            Number)
       organization)


                          Tacoma, Washington 98477
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                 (Address of principal executive offices)
                                  (zip code)

        Registrant's telephone number, including area code:
                               (253) 924-2345

Item 5.  Other Events

On July 1, 1997, Weyerhaeuser Company issued the following press release:

"FEDERAL WAY, Wash. - Weyerhaeuser Company today announced that it has completed the purchase of the assets of a subsidiary of Fletcher Challenge Forests in New Zealand. The subsidiary, Tasman Forestry (Nelson) Ltd., owned 51 percent of an existing joint venture. The joint venture holds 78,000 hectares, or approximately 193,000 acres, near the city of Nelson on the northern end of the South Island.

The forested area of the joint venture consists of 60,000 hectares (148,000 acres) of Crown Forest License cutting rights, and approximately 18,000 hectares (45,000 acres) of predominantly freehold land. Weyerhaeuser, the 51 percent partner in the joint venture, will be responsible for management and marketing. The remaining 49 percent interest in the joint venture continues to be held by RII New Zealand Forests I, Inc., which is owned by institutional investors represented by UBS Resource Investments Inter'l.

Weyerhaeuser announced that it had an agreement to purchase the timber, land and related assets for US $185 million plus net working capital in April. Completion of the sale was dependent on approvals by the New Zealand government and the investors in RII New Zealand Forests I, Inc. These approvals have been received and the sale has closed.

Weyerhaeuser Company is one of the largest integrated forest products companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate. It is the world's largest private owner of merchantable softwood timber with forests in the Pacific Northwest and Southeastern US, and in Canada. It is the worlds largest producer of softwood lumber and market pulp, and is also one of North America's largest recyclers of office wastepaper, newspaper and corrugated boxes.

RII, a division of UBS Asset Management (New York) Inc. which is owned by Union Bank of Switzerland, represents institutional investors and has advised investors in New Zealand forestry ventures since 1991."



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     WEYERHAEUSER COMPANY


                                 By  /s/ Robert A. Dowdy
                                     ----------------------------------
                               Its:  Vice President and General Counsel


Date:  July 1, 1997